Exhibit 5.1

May 24, 2007

Main (650) 324-7000

Fax (650) 324-0638

10008-0010

A.P. Pharma, Inc.

123 Saginaw Drive

Redwood City, California 94063

RE: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to A.P. Pharma, Inc. (the “Company”) in connection with the Registration Statement on Form S-1 Registration No. 333-141918 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission on April 5, 2007, as amended on May 24, 2007. The Registration Statement covers an underwritten public offering of (i) 11,600,000 shares of common stock, par value $0.01, and (ii) up to 1,740,000 shares of common stock which may be purchased by the underwriters pursuant to an over-allotment option (collectively, the “Shares”).

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this opinion. With your consent, we have relied upon the foregoing and assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the authenticity and conformity to the originals of all records, documents and instruments submitted to us as copies. With respect to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certificates and other assurances of officers of the Company and others.

We are opining herein as to the federal laws of the United States of America and the Delaware General Corporation Law, and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body or as to any related judicial or administrative opinion.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and subject to the assumptions and qualifications expressed herein, it is our opinion that upon payment of the purchase price for the Shares and the issuance and delivery of the Shares as contemplated by the form of underwriting agreement most recently filed as an exhibit to the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

Heller Ehrman LLP 275 Middlefield Road Menlo Park, CA 94025-3506 www.hellerehrman.com

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A.P. Pharma, Inc. May 24, 2007 Page 2

We hereby consent to the filing of this opinion as an exhibit to, and to the use of this opinion in connection with, the Registration Statement.

Very truly yours,

/s/ Heller Ehrman LLP

Heller Ehrman LLP